Exhibit 21.1

List of Subsidiaries of Pluri Inc.

Pluri Biotech Ltd., an Israeli company.

Pluristem GmbH, incorporated under the laws of Germany.

Ever After Foods Ltd. (69% are held by Pluri Biotech Ltd.)

Coffeesai Ltd.